YP.Net Suspects Short-Selling Manipulation of Its Stock Price

YP.NET, Inc. (OTC BB: YPNT), a leading provider of Internet Yellow Pages and related services, today issued the following statement:

On January 8, 2004, YP.NET's stock fell by more than 30 percent, on volume of almost 4.7 million shares, compared to an average daily volume of 229,000 shares, following a misleading and false report published by Stocklemon.com, an Internet newsletter that, as reported in The Wall Street Digest, has a history for finding OTC stocks that could be manipulated into short position profit opportunities for the newsletter's owners.

Tellingly, buried at the end of the article, Stocklemon.com states: "At any time the principals of Stocklemon.com might hold a position in any of the securities profiled on the site. Stocklemon.com will not report when a position is initiated or covered."

"This article is totally unwarranted by the facts and circumstances of the Company's business," stated Angelo Tullo, YP.NET's CEO, "and we vigorously deny each and every false and defamatory statement and innuendo that it reported."

David J. Iannini, YP.Net's CFO added, "YP.NET just completed the most successful year in the Company's history, achieving a 144 percent increase in net revenues to $30.8 million and a 114 percent increase in net income to $7.9 million for the year, compared to $3.7 million for the prior year. These results reflect the 125 percent increase in customers from 255,376 Internet Advertising Package customers from approximately 113,565 IAP customers at Sept. 30, 2002.

"Clearly, the short-sellers were not expecting such a stellar performance, and they may have used this Internet publication to cash in at our shareholders' expense. We are exploring all possible legal remedies to protect our shareholders including contacting the SEC," Mr. Tullo concluded.

About YP.Net Inc.
YP.Net Inc., a leading provider of Internet-based Yellow Pages services, offers an Internet Advertising Package ("IAP") that includes a Mini-WebPage(TM) and Preferred Listing through its Yellow Pages Web site at www.YP.Com. The company's Web site contains listings for approximately 18 million businesses in the United States and 150 million individuals in the United States and Canada. As of Sept. 30, 2003, YP.Net Inc. has 255,376 IAP advertisers.
YP.Net also provides an array of other Internet services that complement its Yellow Pages Web site, including an Internet Dial-Up Package(TM) (dial-up Internet access) and QuickSite(TM) (Web site design & hosting services).


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YP.Net is a longstanding member, exhibitor and sponsor of the two major Yellow
Pages trade associations -- Yellow Page Integrated Media Association (YPIMA), the major trade association of Yellow Pages publishers throughout the world, and the Association of Directory Publishers (ADP), which mostly represents independent Yellow Pages publishers. YP.Net Inc. is based in Mesa, Ariz. For more information, visit the Web site at www.YP.Com.


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Contact:
     YP.Net Inc., Mesa
     Roger Bedier, 480-654-9646, ext. 1239
     Fax: 480-654-9747


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